Exhibit 23.1

            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


     We consent to the incorporation by reference in this Post-Effective Amendment No. 1 to Registration Statement No. 333-119642 of Patient Infosystems, Inc. on Form S-8 of our report dated March 30, 2004 (which report expresses an unqualified opinion and includes an explanatory paragraph expressing substantial doubt about the Company's ability to continue as a going concern), appearing in the Annual Report on Form 10-KSB of Patient Infosystems, Inc. for the year ended December 31, 2003.

/s/Deloitte & Touche LLP

Deloitte & Touche LLP
Rochester, New York
November 5, 2004